ARTICLES OF AMENDMENT AND RESTATEMENT
OF
PATHWAY ENERGY INFRASTRUCTURE FUND, INC.

First: Pathway Energy Infrastructure Fund, Inc., a Maryland corporation (the “Corporation”) desires to amend and restate its charter (the “Charter”) as currently in effect and as hereinafter amended.

Second: The following provisions are all of the provisions of the Charter currently in effect and as hereinafter amended:

ARTICLE I

INCORPORATOR

The undersigned, M. Grier Eliasek, whose address is 10 East 40th Street, 44th Floor, New York, NY 10016, being at least eighteen years of age, formed a corporation under the general laws of the State of Maryland on February 19, 2013.

ARTICLE II

CORPORATE TITLE

The name of the corporation is: Pathway Capital Opportunity Fund, Inc.

ARTICLE III

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force, including, without limitation or obligation, engaging in business as a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), or as a business development company, subject to making an election under the 1940 Act.

ARTICLE IV

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

    The name of the resident agent of the Corporation in Maryland is Northwest Registered Agent Service, Inc., whose address is 5000 Thayer Center, Suite C, Oakland, Maryland 21550.

The address of the principal office of the Corporation in the State of Maryland is 501 Burnt Mills Avenue, Silver Spring, Maryland 20901.

ARTICLE V

PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE
CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 5.1     Number, Term and Election of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation is five, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). The names of the directors currently in office are M. Grier Eliasek, Robert Franklin (“Frank”) Muller, Jr., Andrew C. Cooper, William J. Gremp and Eugene S. Stark. To the extent permitted by the 1940 Act, the directors may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors in the manner provided in the Bylaws. The term of office of a Director shall continue until death, resignation or removal of a Director. Each Director elected shall hold office until his or her successor shall have been duly elected and qualified.

Section 5.2     Extraordinary Actions. Except as specifically provided in Section 5.9 (relating to removal of directors), and in Section 7.2 (relating to certain actions and certain amendments to the Charter), notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 5.3     Election of Directors. Except as otherwise provided in the Bylaws of the Corporation, each director shall be elected by the affirmative vote of the holders of a majority of the shares of stock outstanding and entitled to vote thereon.

Section 5.4     Quorum. Except as otherwise provided in the Bylaws of the Corporation, the presence in person or by proxy of the holders of shares of stock of the Corporation entitled to cast a majority of the votes entitled to be cast (without regard to class) shall constitute a quorum at any meeting of stockholders, except with respect to any such matter that, under applicable statutes or regulatory requirements, requires approval by a separate vote of one or more classes of stock, in which case the presence in person or by proxy of the holders of shares entitled to cast a majority of the votes entitled to be cast by each such class on such a matter shall constitute a quorum.

Section 5.5     Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration, if any, as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

Section 5.6     Preemptive Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.4 or as may otherwise be provided by contract, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

Section 5.7     Appraisal Rights. No holder of stock of the Corporation shall be entitled to exercise the rights of an objecting stockholder under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the entire Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock or any proportion of the shares thereof, to a particular transaction or all transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 5.8     Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

Section 5.9     Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

ARTICLE VI

STOCK

Section 6.1

(a) Authorized Shares. The Corporation has authority to issue 200,000,000 shares of stock, initially consisting of 200,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), 70,000,000 of which are classified as Class A Common Stock (the “Class A Common Stock”), 40,000,000 of which are classified as Class C Common Stock (the “Class C Common Stock”), 40,000,000 of which are classified as Class I Common Stock (the “Class I Common Stock”) and 50,000,000 of which are classified as Class L Common Stock (the “Class L Common Stock”). The aggregate par value of all authorized shares of stock having par value is $2,000,000. If shares of one class or series of stock are classified or reclassified into shares of another class or series of stock pursuant to this Article VI, the number of authorized shares of the former class or series shall be automatically decreased and the number of shares of the latter class or series shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes and series that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. A majority of the Board of Directors, without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue. All dividends and distributions shall be made ratably among all shareholders of a particular series (or class thereof) from the assets held with respect to such series according to the number of Shares of such series (or class thereof) held of record by such shareholder on the record date for any dividend or distribution or on the date of termination, as the case may be.

(b) Redesignation of Outstanding Shares. Immediately upon the effectiveness of these Articles of Amendment and Restatement with the Maryland State Department of Assessments and Taxation (the “Effective Time”), each share of the Corporation’s Class R, Class RIA and Class I Common Stock outstanding immediately prior to the Effective Time shall be redesignated as one (1) share of Class A Common Stock, provided however, that any share of the Corporation’s Common Stock outstanding immediately prior to the Effective Time that is held by a person who meets the investor criteria set forth in paragraph (c) below shall immediately convert to one Class I Share.

(c) Criteria for Conversion to Class I Shares. Shares of the Corporation’s outstanding Common Stock shall be converted to Class I Shares for accounts (1) with a minimum account balance of $1 million; (2) invested in the Corporation pursuant to a fee-based program, also known as a wrap account, of investment dealers; or (3) invested in the Corporation through participating broker-dealers or registered investment advisers that have alternative fee arrangements with their clients.

Section 6.2     Common Stock.

(a) Description. Except as may otherwise be specified in the terms of any class or series of Common Stock, each share of Common Stock shall entitle the holder thereof to one vote per share on all matters upon which stockholders are entitled to vote pursuant to Article VI. The Board of Directors may classify or reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.

(b) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or any distribution of the assets of the Corporation, such assets or the proceeds thereof shall be distributed among the holders of the Class A Common Stock, the Class C Common Stock, the Class I Common Stock and Class L Common Stock ratably in the same proportion as the respective amounts that would be payable on such Class A Common Stock, Class C Common Stock, Class I Common Stock and Class L Common Stock.

(c) Voting Rights. Except as may be required by the 1940 act or as may be provided otherwise in the Charter, and subject to the express terms of any series of Preferred Stock, each holder of a share of Common Stock shall vote together with the holders of all other shares of Common Stock entitled to vote, and the holders of the Common Stock shall have the exclusive right to vote on all matters (as to which a common stockholder shall be entitled to vote pursuant to applicable law) at all meetings of the stockholders. In the event that the Board of Directors determines that a matter affects only certain of the classes of the Common Stock, only such affected classes shall be entitled to vote on such matter.

(d) Mandatory Declassification. Upon the occurrence or effectiveness of a Listing, all outstanding shares of Class A Common Stock, Class C Common Stock, Class I Common Stock and Class L Common Stock shall automatically be reclassified and converted into identical shares of a single class of Common Stock, and all authorized but unissued shares of each such class shall be automatically reclassified as such single class of Common Stock. The term “Listing” shall mean the listing of the Common Stock on a national securities exchange, but shall not include the listing of the Common Shares on any over-the-counter market or any exchange operated by the OTC Markets Group Inc.

Section 6.3     Preferred Stock. The Board of Directors may classify any unissued shares of stock and reclassify any previously classified but unissued shares of stock of any class or series from time to time, in one or more classes or series of preferred stock (“Preferred Stock”).

Section 6.4     Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation;

(b) specify the number of shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.

Section 6.5     Inspection of Books and Records. A stockholder that is otherwise eligible under applicable law to inspect the Corporation’s books of account, stock ledger, or other specified documents of the Corporation shall have no right to make such inspection if the Board of Directors determines that such stockholder has an improper purpose for requesting such inspection.

Section 6.6     Charter and Bylaws. The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws. The Board of Directors shall have the exclusive power to make, alter, amend or repeal the Bylaws.

ARTICLE VII

AMENDMENTS; CERTAIN EXTRAORDINARY TRANSACTIONS

Section 7.1     Amendments Generally. The Corporation reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation.

Section 7.2     Approval of Certain Extraordinary Actions and Charter Amendments.

(a)     Required Votes. The affirmative vote of the holders of shares entitled to cast at least 80 percent of the votes entitled to be cast on the matter, each voting as a separate class, shall be necessary to effect:

(i)
Any amendment to the Charter of the Corporation to make the Corporation’s Common Stock a “redeemable security” or to convert the Corporation, whether by merger or otherwise, from a “closed-end company” to an “open-end company” (as such terms are defined in the 1940 Act);

(ii)	The liquidation or dissolution of the Corporation and any amendment to the Charter of the Corporation to effect any such liquidation or dissolution;

(iii)	Any amendment to Section 5.1, Section 5.2, Section 5.9, Section 7.1 or this Section 7.2;

(iv)
Any merger, consolidation, share exchange or sale or exchange of all or substantially all of the assets of the Corporation that the MGCL requires be approved by the stockholders of the Corporation; and

(v)
Any transaction between the Corporation and a person, or group of persons acting together (including, without limitation, a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or any successor provision), and any person controlling, controlled by or under common control with any such person or member of such group, that is entitled to exercise or direct the exercise, or acquire the right to exercise or direct the exercise, directly or indirectly, other than solely by virtue of a revocable proxy, of one-tenth or more of the voting power in the election of directors generally;

provided, however, that, if the Continuing Directors (as defined herein), by a vote of at least two-thirds of such Continuing Directors, in addition to approval by the Board of Directors, approve such proposal, transaction or amendment, the affirmative vote of the holders of a majority of the votes entitled to be cast shall be sufficient to approve such proposal, transaction or amendment; and provided further, that, with respect to any transaction referred to in (a)(v) above, if such transaction is approved by the Continuing Directors, by a vote of at least two-thirds of such Continuing Directors, no stockholder approval of such transaction shall be required unless the MGCL or another provision of the Charter or Bylaws otherwise requires such approval.
(b)    Continuing Directors. “Continuing Directors” means (i) the directors identified in Section 5.1, (ii) the directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies on the Board is approved by a majority of the directors identified in Section 5.1, who are on the Board at the time of the nomination or election, as applicable, or (iii) any successor directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of the Continuing Directors or successor Continuing Directors, who are on the Board at the time of the nomination or election, as applicable.
Section 7.3    Tender Offers. If any person (except the Corporation) makes a tender offer, including, without limitation, a “mini-tender” offer, such person must comply with all of the provisions set forth in Regulation 14D of the Securities Exchange Act of 1934, as amended, including, without limitation, disclosure and notice requirements, that would be applicable if the tender offer was for more than 5% of the outstanding shares of Common Stock; provided, however, that, unless otherwise required by the Securities Exchange Act of 1934, as amended, such documents are not required to be filed with the SEC. In addition, any such person must provide notice to the Corporation at least 10 Business Days prior to initiating any such tender offer. If any person initiates a tender offer without complying with the provisions set forth above (a “Non-Compliant Tender Offer”), the Corporation, in its sole discretion, shall have the right to redeem such non-compliant person’s shares of Common Stock and any shares of Common Stock acquired in such tender offer (collectively, the “Tendered Shares”) at the lesser of (i) the most recently disclosed estimated value per share as determined in accordance with the Corporation’s valuation policy, as such valuation policy is amended from time to time or (ii) the lowest tender offer price offered in such Non-Compliant Tender Offer. The Corporation may purchase such Tendered Shares upon delivery of the purchase price to the person initiating such Non-Compliant Tender Offer and, upon such delivery, the Corporation may instruct any transfer agent to transfer such purchased shares of Common Stock to the Corporation. In addition, any person who makes a Non-Compliant Tender Offer shall be responsible for all expenses incurred by the Corporation in connection with the enforcement of the provisions of this Section 7.3, including, without limitation, expenses incurred in connection with the review of all documents related to such tender offer and expenses incurred in connection with any purchase of Tendered Shares by the Corporation. The Corporation maintains the right to offset any such expenses against the dollar amount to be paid by the Corporation for the purchase of Tendered Shares pursuant to this Section 7.3. In addition to the remedies provided herein, the Corporation may seek injunctive relief, including, without limitation, a temporary or permanent restraining order, in connection with any Non-Compliant Tender Offer. This Section 7.3 shall be of no force or effect upon a Listing.
ARTICLE VIII

LIMITATION OF LIABILITY; INDEMNIFICATION AND ADVANCE OF EXPENSES

Section 8.1     Limitation of Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.

Section 8.2     Indemnification and Advance of Expenses. The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, manager, managing member or trustee of another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in any such capacity. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

Section 8.3     1940 Act. The provisions of this Article VIII shall be subject to the limitations of the 1940 Act.

Section 8.4     Amendment or Repeal. Neither the amendment nor repeal of this Article VIII, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article VIII, shall apply to or affect in any respect the applicability of the preceding sections of this Article VIII with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Third: The amendment to and restatement of the Charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

Fourth: The current address of the principal office of the Corporation is as set forth in Article IV of the foregoing amendment and restatement of the Charter.

Fifth: The name and address of the Corporation’s current resident agent are as set forth in Article IV of the foregoing amendment and restatement of the Charter.

Sixth: The number of directors of the Corporation and the names of those currently in office are as set forth in Article V of the foregoing amendment and restatement of the Charter.

Seventh: The total number of shares of stock which the Corporation had authority to issue prior to the foregoing amendment and restatement of the Charter was 200,000,000, of which 180,000,000 were classified as Class R Common Stock, par value $0.01 par value per share, 10,000,000 were classified as Class RIA Common Stock, par value $0.01 par value per share, and 10,000,000 were classified as Class I Common Stock, par value $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value was $2,000,000.00.

Eighth: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the Charter is 200,000,000, consisting of 70,000,000 shares of Class A Common Stock, $0.01 par value per share, 40,000,000 shares of Class C Common Stock, $0.01 par value per share, 40,000,000 shares of Class I Common Stock, $0.01 par value per share and 50,000,000 shares of Class L Common Stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $2,000,000.00.

Ninth: The undersigned Chief Executive Officer and President acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested by its Secretary as of October 26, 2017.

PATHWAY ENERGY INFRASTRUCTURE FUND, INC.

By: /s/ M. Grier Eliasek
Name: M. Grier Eliasek
Title: Chief Executive Officer and President

ATTEST:

By: /s/ Brian H. Oswald
Name: Brian H. Oswald
Title: Chief Financial Officer, Chief Compliance Officer, Treasurer and Secretary